Exhibit 16.1

Deloitte & Touche LLP 500 College Road East Third Floor
Princeton, NJ 08540 USA
Tel: Tel: +1 609 514-3600
Fax: Fax: +1 609 514-3603
www.deloitte.com

July 31, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Managed Futures Premier Warrington L.P.’s Form 8-K dated July 28, 2017 and have the following comments:

1.	We agree with the statement made in Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP